Item 2

Regus plc

(incorporated and registered in England and Wales under the companies Act 1985 with registered number 3548821)

NOTICE OF EXTRAORDINARY GENERAL MEETING

Notice is hereby given that an extraordinary general meeting of Regus plc will be held at Citypoint, 1 Ropemaker Street, London EC2Y 9HT on 16th June at 10:00am to consider the following business:

The net assets of the Company are less than half of its called-up share capital. The purpose of the meeting, as required by section 142 of the Companies Act 1985, will be to consider whether any, and if so what, steps should be taken by the Company to deal with that situation and to consider a resolution to approve any action undertaken by the board to address the balance sheet position of the Company.

By order of the Board	Registered Office:
Rudolf Lobo	3000 Hillswood Drive
Secretary	Chertsey
Surrey
15th May 2003	KT16 0RS

NOTES
1.	Proxies
A member entitled to attend and vote may appoint a proxy or proxies who need not be a member of the Company to attend (and on a poll to vote) instead of him or her. Forms of proxy need to be deposited with the Company’s registrar, Capita Registrars, PO BOX 25, Beckenham Road, Kent BR3 4BR not later than 48 hours before the time of the meeting. Completion of a form of proxy will not preclude a member attending and voting in person at the meeting.

2.	Documents on display
The register of directors’ interests in the share capital and debentures of the Company is available for inspection at the Company’s registered office during normal business hours from the date of this notice until the date of the extraordinary general meeting and will be available for inspection at the place of the annual general meeting for at least 15 minutes prior to and during the meeting.

3.	Right to attend and vote
To have the right to attend and vote at the meeting (and also for the purpose of calculating how many votes a person entitled to attend and vote may cast), a person must be entered on the register of the ordinary shares of the Company by no later than 10a.m. on 12t h June 2003 being 48 hours before the time fixed for the meeting. Changes to entries on the register after this time shall be disregarded in determining the rights of any person to attend or vote at the meeting